EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. INCREASES PURCHASE PRICE FOR KASPER A.S.L., LTD.
CLOSING OF TRANSACTION EXPECTED IN EARLY DECEMBER

NEW YORK, NEW YORK -- November 12, 2003 -- Jones Apparel Group, Inc. (NYSE:JNY) today reported that it has agreed to increase its purchase price for Kasper A.S.L., Ltd. by $17.0 million in order to facilitate a timely closing of the transaction. The increase in purchase price is subject to receipt of agreements by certain Kasper stakeholders by the close of business today. The adjusted purchase price consists of $221.0 million in cash and the assumption of pre-paid royalties projected to be $11.5 million at closing, for an aggregate value of $232.5 million, plus the assumption of certain other liabilities. In addition, the purchase price is subject to adjustments, including an adjustment based on working capital. The increase has helped facilitate an agreement among the Kasper Creditors' Committee and the Equity Committee on the distribution of the proceeds from the sale of Kasper, and should permit the closing of the transaction in early December 2003.

Peter Boneparth, Chief Executive Officer, stated, "Jones has agreed to increase the purchase price in order to achieve our primary objective - the timely closing of this transaction for the benefit of our shareholders. The increased price continues to meet our acquisition and return on investment criteria."

Mr. Boneparth added, "Our respective teams are working diligently and closely with a singular focus on obtaining confirmation of the Plan of Reorganization by the Bankruptcy Court on November 19, 2003, leading to a scheduled closing date in early December 2003. As is our historical practice, we look forward to providing further updates once the transaction has closed."

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Polo Jeans Company licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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